EXHIBIT 99.3
JOINT FILER INFORMATION

974,484 shares of Class B Common Stock are held of record by Insight Partners XI, L.P. (“IP XI”), 1,067,598 shares of Class B Common Stock are held of record by Insight Partners (Cayman) XI, L.P. (“IP Cayman XI”), 136,313 shares of Class B Common Stock are held of record by Insight Partners (Delaware) XI, L.P. (“IP Delaware XI”), 16,227 shares of Class B Common Stock are held of record by Insight Partners XI (Co-Investors), L.P. (“IP Co-Investors XI”), 22,366 shares of Class B Common Stock are held of record by Insight Partners XI (Co-Investors) (B), L.P. (“IP Co-Investors B XI”), and 126,623 shares of Class B Common Stock are held of record by Insight Partners (EU) XI, S.C.Sp. (“IP EU XI” and, together with IP XI, IP Cayman XI, IP Delaware XI, IP Co-Investors XI and IP Co-Investors B XI, the “IP XI Funds”).
The amounts listed as owned by each IP XI Fund may be deemed to be attributable to each of the other IP XI Funds, Insight Associates XI, L.P. (“IA XI”), Insight Associates XI, Ltd. (“IA XI Ltd”), Insight Associates (EU) XI, S.a.r.l. (“IA EU XI”) and Holdings because Holdings is the sole shareholder of IA XI Ltd, which in turn is the general partner of IA XI, which in turn is the general partner of each of the IP XI Funds (other than IP EU XI) and because Holdings is the sole shareholder of IA EU XI, which in turn is the general partner of IP EU XI.
Each of Jeffrey L. Horing, Deven Parekh, Jeffrey Lieberman and Michael Triplett is a member of the board of managers of Holdings and may be deemed to have shared voting and dispositive power over the shares held of record by the IP XI Funds.  The foregoing is not an admission by IA XI, IA XI Ltd, IA EU XI or Holdings that it is the beneficial owner of the shares held of record by the IP XI Funds. Each of Messrs. Horing, Parekh, Lieberman and Triplett disclaims beneficial ownership of the shares held by the IP XI Funds, except to the extent of his pecuniary interest therein.
The address of each of the entities and persons identified in this Exhibit 99.3 is c/o Insight Partners, 1114 Avenue of the Americas, 36th Floor, New York, New York 10036.